EXHIBIT 10.17
GREENSTONE HOLDINGS GROUP, LLC
48 Wall Street, Suite 1100
New York, NY 10005
Tel: 212-918-4570 Fax: 212-918-4801
December 22, 2008
Mr. Joe Brooks
Chairman and CEO
AERT
914 North Jefferson
PO Box 1237
Springdale. Arkansas 72765-1237
Dear Mr. Brooks:
          This letter (“Agreement”) confirms the understanding between Advanced Environmental Recycling Technologies, Inc., its subsidiaries and related companies (collectively, the “Company”) and Greenstone Holdings Group, LLC, (“GSH”) pursuant to which the Company has engaged GSH to act as the Company’s exclusive consultant in connection with respect to, but not limited to, corporate structure, public market strategies and fundraising activities for a period of 18 months. The Company will submit a Schedule B, within seven days, to GSH identifying any potential funders they are currently in negotiations with that they request GSH does not contact.
          Pursuant to this engagement and as requested by the Company, GSH will provide, among others, the following services in connection with the Transaction:
1.	Review the Company’s plan of finance, corporate structure, financial condition, and to advise the Company on future capital structure and opportunities.

2.	Introduce the Company to strategic parties using commercially reasonable efforts. Such introductions will consist of those activities usual and customary with a transaction of this scope, including but not limited to, the review of written offering materials and the introduction of suitable parties to the Company.

3.	Coordinate the due diligence effort of investors, represent the Company in the negotiation of the final terms and assist where appropriate the preparation of documentation and closing.

4.	Introduce to the Company potential business contacts on a non-exclusive basis.

5.	Identify and assist the Company with all efforts as a public company.
          The Company agrees to pay GSH a monthly consulting fee of $15,000.00 per month for the eighteen month period of this agreement which will begin accruing on the signing of this agreement and be deemed payable from the closing of any funding or joint venture completed by the Company. In addition to the consulting fee, the Company agrees to pay certain additional fees to GSH (“Success Fees”) as follows: (A) 10% of the first $10 million raised in equity; plus (B) 8% of the next $10 million raised in equity; plus (C) 6% of each million raised in equity thereafter and (D) 3% of each million dollars raised in debt funding. In regards to any short term notes with a maturity of 6 months or less that roll-over - the debt fee shall not be paid again on the amount of principal. In the event that a success fee is paid directly to a fundraising entity, with GSH approval, then GSH shall receive a reduced success fee of no less than 3% of the gross proceeds raised.
          During the course of this engagement, that as a result of introductions or other equally substantive efforts on the part of GSH, one or more individuals or entities purchases, invests or otherwise acquires equity, debt or similar capital forming transactions (including merger, joint venture or acquisition) then the Company agrees to pay GSH a fee equal to the schedule of Success Fees. GSH will receive a “breakup” fee of $200,000 in the event that the Company agrees in writing to a transaction introduced by GSH and refuses to close or complete within 120 days of such acceptance.
          During the course of this engagement, GSH will introduce the Company to various institutional investors through a series of individual meetings, small group presentations or conference calls. The Company agrees that if it completes a transaction with one or more of these investors during the term of this engagement and for a period of eighteen months after the expiration of this Agreement, it will pay GSH a fee identical to those outlined above (“Success Fees”). The Company agrees and acknowledges the exclusivity of all investors introduced to the Company by GSH during the term of this Agreement.
          During the course of this engagement the Company agrees to pay GSH equity of any foreign or domestic joint venture created for the Company caused by the introduction of GSH directly or indirectly to such strategic partners. The Company will insure that GSH will receive 20% equity of the transaction and 20% of any and all gross revenues associated with GSH’s equity position in the venture paid to the Company by any business source or client the Company obtains through the business development related by the introduction of GSH.
          In addition, the Company agrees to reimburse GSH for its reasonable out-of-pocket expenses and those expenses will be billed separately. Typically, those out-of-pocket expenses include travel, document procurement and computer services. Additionally, the Company agrees to pay attorney’s fees and other professional advisors engaged by GSH and such engagement will require Company prior written consent. The Company also agrees to pay the reasonable legal fees and expenses incurred by the investors as is customary in these transactions.
          Since GSH will be acting on the Company’s behalf, it is the practice of GSH to receive indemnification, and the Company agrees to GSH standard indemnification and reimbursement provisions that are attached hereto as “Exhibit A” and incorporated herein.
          In connection with this engagement, the Company agrees to provide such information regarding the Company’s business as may be reasonably requested by GSH, including but not limited to: (i) Balance sheet; (ii) disclosure statement relative to bankruptcies, judgments or similar events; (iii) tax returns and status for prior three (3) years; and (iv) any other event that may impact unfavorably on the Transaction. The Company represents and warrants that

(1) all information provided by the Company will be complete and correct in all material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (2) all financial projections provided to GSH will be prepared by the Company in good faith and using reasonable assumptions. The Company further agrees that GSH does not assume any responsibility for the accuracy or completeness of any such information.
          The term of this Agreement will begin on December 22, 2008 (the “Effective Date”) and will continue for an initial term of eighteen months. Notwithstanding the expiration of this Agreement, the indemnification and reimbursement provisions and the expense reimbursement provisions contained in this Agreement or agreed to herein will survive and continue in full force and effect. Further, in the event of an unsuccessful placement of the proposed transaction within the initial term of this Agreement, the Company will reimburse GSH promptly for all legal, travel and out-of-pocket expenses incurred for the proposed transaction.
          GSH agrees that any information received from the Company during the term of this Agreement that is not otherwise in the public domain will be used by GSH solely in the course of the performance of its service hereunder and kept confidential and, except for such information as may be approved by the Company for delivery to prospective parties to a transaction, GSH agrees not to disclose such information to any person other than regulators in connection with an examination, without the consent of the Company.
          The Company acknowledges and agrees that GSH has been retained by the Company only and that the services provided by GSH hereunder are solely for the benefit of the Company, and is not intended to confer any rights on any other entities or persons, including, without limitation, any stockholders or other security holders, employees or creditors of the Company. No other entity or person is entitled to rely in any way on this engagement or any advice given or statements made to the Company hereunder.
          In no event will GSH or any of its directors, officers, employees, agents or successors or assigns be liable for any damages or liabilities of any kind arising out of or relating to the Agreement of the services to be provided hereunder, except to the extent that a court of competent jurisdiction shall have determined in a final non-appeal judgment that such damages or liabilities resulted solely from the gross negligence or willful misconduct of the Agent.
          The Company acknowledges that GSH provides full service consulting and advisory services to other customers in their ordinary course of business. GSH and one or more of its employees, associates or affiliates may from time to time own or hold securities, options or other derivatives related to the securities of the Company and other parties interested in the transaction or a business relationship. Nothing contained in this Agreement or in any other agreement between the parties will prevent or otherwise limit GSH or its employees or affiliates from carrying on any investment or other business with the Company or any other entity or person from carrying on its business as currently conducted or as may be conducted in the future.
          This Agreement and the attached indemnification and reimbursement provisions embody the entire agreement and understanding between the parties hereto. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and the Agent.
          This Agreement shall be governed by and construed in accordance with the arbitration laws of the State of New York.
          The Company has the right to send written notice, after 120 days from the signing of this agreement, to GSH, giving 30 days notice to cancel the exclusive portion of this agreement due to non-performance. The Company will honor this agreement in its entirety after such notice is given and the agreement will continue in full force and effect except for its change to a nonexclusive agreement.
          If the terms of this engagement as set forth in this Agreement are satisfactory to the Company, please sign both copies of this Agreement and the indemnification and reimbursement provisions, maintain one copy for your files and return the other to us along with the first and last month retainer of $30,000. To be paid at first funding.
          We look forward to working with you on this engagement and appreciate very much the opportunity to be of service to you.
Very truly yours,
Wallace Giakas, CEO
Greenstone Holdings Group, LLC
Accepted and Agreed By:
Mr. Joseph Brooks
Chairman and CEO
AERT

EXHIBIT A
          Since GSH is acting on behalf of the Company in connection with its engagement under the Letter Agreement dated December 22, 2008, and as specific consideration for the GSH agreement to provide the services described in the Agreement, the Company hereby agrees that it will (a) defend, indemnify and hold the GSH, and its directors, officers, employees, agents and successors and assigns (collectively, the “Indemnified Persons”) harmless from and against any losses, suits, actions, claims, damages, costs and/or other liabilities which any Indemnified Person may incur as a result of, relating to or arising out of or in connection with (i) any actions or omissions of the Company or anyone or more of its directors, officers, employees or advisers, (ii) the Agreement or the services performed or to be performed by the GSH there under, (iii) any securities or other filings made by the Company, or (iv) any transaction involving or relating to the Company, except to the extent that a court of competent jurisdiction shall have determined by a final non-appealable judgment that any such losses, suits, actions, claims, damages, costs or liabilities resulted solely from the gross negligence or willful misconduct of the Indemnified Person; and (b) reimburse each Indemnified Person for any legal or other expenses reasonably incurred by it, him or her in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the GSH’s rendering of services hereunder, except to the extent that a court of competent jurisdiction shall have determined by a final non-appealable judgment that such lawsuits, claims or other proceedings resulted solely from the gross negligence or willful misconduct of the Indemnified Person.
          The Company further agrees that (a) the indemnification and reimbursement commitments set forth herein shall apply whether or not the Indemnified Person is a formal party to any such lawsuits, claims or other proceedings; and (b) such indemnification and reimbursement commitments shall extend upon the terms set forth in this Agreement to any past or present controlling person, director, officer, employee or agent of GSH involved with the GSH’s rendering of services hereunder. If the defendants in any such action include one or more Indemnified Persons and the indemnifying party and the Indemnified Persons shall have been advised by counsel that representation of such Indemnified Persons and the indemnifying party may be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the Indemnified Persons shall have the right to select separate counsel to defend such action on behalf of such Indemnified Persons. It is understood that the indemnifying party shall, in connection with any such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys together with appropriate local counsel at any time for all Indemnified Persons unless such firm of attorneys shall have reasonably concluded that one or more Indemnified Persons have actual differing interests with other Indemnified Persons.
          If the indemnification and reimbursement provisions provided for in the preceding paragraphs are unavailable or insufficient to hold harmless an Indemnified Person, then the Company agrees to contribute to the amount paid or payable by such Indemnified Person as a result of the losses, suits, actions, claims, damages, costs and/or other liabilities described above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the GSH on the other from the Transaction, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the GSH on the other in the actions or omissions which resulted in such losses, suits, actions, claims, damages, costs and/or other liabilities.
          These indemnification provisions shall survive the payment of the GSH’s fees and will remain operative regardless of any termination of GSH’s engagement and shall be binding upon any successor of the Company.
Accepted and Agreed By:
Mr. Joseph Brooks
Chairman and CEO
AERT